Exhibit 19.1

Policy on Insider Trading	Issued Date: November 9, 2014 Revised: September 2, 2021 September 11, 2023 April 15, 2025 January 1, 2026 Approved by: Lakeland Industries Board of Directors

In the course of conducting the business of Lakeland Industries, Inc. and its global subsidiaries (collectively, the “Company”), directors, officers and employees may come into possession of material information about the Company or other entities that is not available to the investing public (“material non-public information”). You must maintain the confidentiality of material non-public information and may not use it in connection with the purchase or sale of publicly traded securities issued by the Company (“Company securities”) or the securities of any other entity to which the information relates. The Company has adopted this Policy on Insider Trading (this “Policy”) in order to ensure compliance with U.S. federal, state and foreign securities laws and to avoid even the appearance of improper conduct by anyone associated with the Company.

Applicability

The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, and to their spouses, minor children, other persons sharing the same household and any other person or entity over whom the officer, director or employee exercises substantial control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which a director, officer or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. You are responsible for the transactions of the aforementioned persons and entities and therefore should make them aware of the need to confer with you before they trade in Company securities.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors and certain officers and designated employees of the Company who have access to material non-public information about the Company. These policies are set forth in the Addendum to this Policy (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits those covered by it from trading in the Company’s securities during blackout periods and requires pre-clearance for all transactions in Company securities.

You are responsible for reviewing this Policy and ensuring that your actions do not violate it.

Administration of Policy; Compliance Officer

Exhibit 19.1

The Company’s Chief Financial Officer (or any Interim Chief Financial Officer) shall serve as the Compliance Officer for purposes of this Policy, and in his or her absence, the Chief Executive Officer or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Material Non-Public Information

It is the policy of the Company that no director, officer or employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of “material non-public information” relating to the Company may directly, or indirectly through family members or other persons or entities:

1.
Engage in transactions in Company securities, except as otherwise specified in this Policy under the heading “What are the Limited Exceptions from This Policy?”;
2.
Recommend that others engage in transactions in any Company securities;
3.
Disclose material non-public information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.
Assist anyone engaged in the above activities.

This prohibition applies to Company securities as well as the securities of any other company about which you acquire material non-public information in the course of your duties for the Company. It also applies to transactions for any Company account, employee account or account over which the employee has investment discretion. There are no exceptions to this Policy except as specifically noted herein.

What is Material Information?

Under Company policy and United States law, information is material if:

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there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
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the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:

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earnings announcements or estimates, or changes to previously released announcements or estimates;
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other unpublished financial results;
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a change in dividend policy;
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impending stock split;

Exhibit 19.1

•
write downs and additions to reserves (i.e., for bad debts);
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expansion or curtailment of operations;
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new products, inventions or discoveries;
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entry into, or termination of, a significant contract;
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gain or loss of a significant customer or supplier;
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major litigation or government actions;
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possible acquisitions, mergers, divestitures, tender offers, strategic alliances or joint ventures;
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changes in analyst recommendations or debt ratings;
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restructurings and recapitalizations;
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anticipated public or private offerings of securities;
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extraordinary management changes and/or developments;
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extraordinary borrowings;
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impending bankruptcy or the existence of severe liquidity problems;
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the establishment of a repurchase program for Company securities and Company repurchases of securities;
•
significant related party transactions;
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changes in the Company’s auditors or notification that the auditor’s reports may no longer be relied upon;
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cybersecurity risks or incidents, including vulnerability and breaches;
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delisting from a stock exchange; and
•
the imposition of an event-specific restriction on trading in Company securities or the securities of another company or the extension or termination of such restriction.

What is Non-Public Information?

Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is non-public unless you can point to its official release by the Company in at least one of the following ways:

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public filings with securities regulatory authorities (i.e. the Securities and Exchange Commission (the “SEC”));
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issuance of press releases; or
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meetings with members of the press and the public.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of material non-public information should refrain from any trading activity for approximately two full trading days following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.

Exhibit 19.1

NOTWITHSTANDING THESE TIMING GUIDELINES, IT IS ILLEGAL FOR YOU TO TRADE WHILE IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION, INCLUDING SITUATIONS IN WHICH YOU ARE AWARE OF MAJOR DEVELOPMENTS THAT HAVE NOT YET BEEN PUBLICLY ANNOUNCED BY THE ISSUER.

“Tipping” Material Non-Public Information Is Prohibited

In addition to trading while in possession of material non-public information, it is illegal and a violation of this Policy to convey such information to another or recommend to anyone the purchase or sale of any securities when you are aware of such information (“tipping”). This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

Trading on or conveying material non-public information may also breach contractual obligations assumed by the Company to or on behalf of Company customers. Apart from contractual remedies (such as damages and injunctions), severe, and possibly irreparable, reputational damage to the Company can result from trading on, tipping or other improper use of material non-public information.

What Transactions are Covered by this Policy?

Trading includes purchases and sales of stock, gifts of stock, transactions in derivative securities, such as put and call options, warrants, convertible debentures and other derivative securities, or preferred stock.

Speculative Transactions

Those subject to this Policy may not trade in options (other than, as discussed below, options granted under a Company stock option or other plan), warrants, puts, calls or other similar instruments on Company securities or sell Company securities “short.” In addition, you may not engage in hedging or monetization transactions, hold Company securities in margin accounts or pledge securities as collateral for a loan. Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its shareholders.

Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after- the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Compliance Officer.

What are the Limited Exceptions from This Policy?

Stock Option Exercises

This Policy does not apply to the exercise of an employee or director stock option granted under a Company stock option or other plan. This Policy does apply, however, to any sale of stock acquired upon the exercise of an option, including as part of a broker-assisted cashless exercise of an option

Exhibit 19.1

or other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Trading Plans

Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), permits employees and other persons to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written trading plan (“Trading Plan”) that was entered into when the employee or other person was not in possession of material non-public information and that complies with the requirements of Rule 10b5-1. A director, officer or employee who wishes to enter into a Trading Plan must submit the Trading Plan to the Compliance Officer, who will clear approval with the Company's counsel prior to the adoption of the Trading Plan. Trading Plans will be approved in the discretion of the Company. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Trading Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the Trading Plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Trading Plan. A person may not enter into overlapping Trading Plans (subject to certain exceptions) and may only enter into one single trade Trading Plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Trading Plan certifying that: (i) they are not aware of any material non-public information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Trading Plan must act in good faith with respect to that plan.

Restricted Stock Awards

This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which employees or directors elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan

This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from the periodic contribution of money to the plan pursuant to an employee’s payroll deduction election (if applicable). However, any changes in investment election regarding the Company’s securities are subject to trading restrictions under this Policy.

Employee Stock Purchase Plan

This Policy does not apply to purchases of Company securities through periodic, automatic payroll contributions to any Company Employee Stock Purchase Plan (“ESPP”). However, elections to enroll in the ESPP, changes in elections under the ESPP and sales of any Company securities acquired under the ESPP are subject to trading restrictions under this Policy.

Exhibit 19.1

Dividend Reinvestment Plan

This Policy does not apply to purchases of Company securities under any Company dividend reinvestment plan resulting from any employee’s reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions and elections to participate in the plan or increase the level of participation in the plan. This Policy also applies to the sale of any Company securities purchased pursuant to the plan.

Other Similar Transactions

Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to the Compliance Officer. In addition, if you:

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receive material non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•
receive confidential information and are unsure if it is within the definition of material, non- public information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Company’s Compliance Officer. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Penalties for Violations of this Policy

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then engage in transactions in the Company’s securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. These laws apply to all employees – not just officers and directors. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, including possible termination of employment for cause and claims for damages. The Company may need to alert appropriate authorities if required or it decides, in its sole discretion, that the situation warrants such action.

If you are located or engaged in dealings outside the United States, be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the Company’s Compliance Officer.

Exhibit 19.1

Addendum to Policy on Insider Trading	Issue Date: November 19, 2014 Revision Date: September 2, 2021 September 11, 2023 April 15, 2025 January 1, 2026
Approval: Board of Directors

This Addendum is in addition to and supplements the Lakeland Industries, Inc. Policy on Insider Trading (“Policy on Insider Trading”). This Addendum applies to directors and certain officers and designated employees of Lakeland Industries, Inc. and its worldwide subsidiaries (collectively, the “Company”) who have access to material non-public information about the Company. The positions of the persons subject to this Addendum are listed on Schedule A attached hereto. The Company may from time to time designate other positions that are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s Compliance Officer.

Contact the Company’s Compliance Officer if at any time you have questions about this Addendum or its application to a particular situation.

GENERAL RULES

In general terms, the law and Company policy prohibit:

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Buying or selling Company securities or derivative securities (or in some cases the securities of other companies) while in possession of material non-public information. In order to avoid even the appearance of impropriety, the Company’s policy is to require pre- clearance of all transactions in Company securities and to prohibit any transactions in Company securities during certain designated blackout periods by those subject to this Addendum, as further detailed below.
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Disclosing material non-public information to outsiders, including family members and others (i.e., “tipping”), who then trade in Company securities or the securities of another company while in possession of that information.
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In accordance with Section 16(b) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), engaging in “short-swing” trading, whether or not in possession of material non-public information. Any “short-swing” profits, which generally involve a purchase and sale or a sale and purchase (or any number of these transactions) within any period of less than six months, must be disgorged to the Company.
•
The sale of any Company securities without complying with all the requirements of Rule 144 under the Securities Act of 1933, as amended, if applicable.
•
Answering questions or providing information about the Company and its affairs to

Exhibit 19.1

Company outsiders unless you are specifically authorized to do so, or it is a regular part of your position. For the avoidance of doubt, nothing in this Addendum, the Policy on Insider Trading or any other Company policy prohibits employees, officers, directors or anyone else from having reported or reporting possible violations of United States federal law or regulation or having filed or filing a charge or complaint with any United States governmental agency or entity as provided for, protected under or warranted by whistleblower or other similar provisions of applicable law or regulation. Furthermore, this Policy does not limit anyone’s ability to communicate with the United States Securities and Exchange Commission (the “SEC”) or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including by providing documents or other information to the SEC without notice to the Company.

In further reference to Section 16 promulgated under the Exchange Act, Section 16(a) requires directors and certain officers to report transactions in Company securities (including but not limited to purchases, sales, gifts, grants of restricted stock and stock options, exercise of stock options and the disposition of shares to satisfy tax withholding requirements) within two business days after any transaction.

TRADING WHILE AWARE OF MATERIAL NON-PUBLIC INFORMATION

You must maintain the confidentiality of material non-public information and may not trade in Company securities or derivatives or the securities or derivatives of any other entity to which the information relates until the information has been made public. The Company has a detailed Policy on Insider Trading describing the prohibition against trading while aware of material non-public information, which you must read and follow.

PRE-CLEARANCE PROCEDURES

Those subject to this Addendum, and their spouses, minor children, other persons sharing the same household, and any other person or entity over whom the individual exercises substantial control over his, her or its securities trading decisions, may not engage in any transaction involving Company securities (including gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Compliance Officer. Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre- arranged 10b5-1 Trading Plan (as defined in the Policy on Insider Trading) adopted in accordance with the requirements of the Policy on Insider Trading or for transactions or trades with the Company, including, without limitation, the exercise of subscription rights and stock options for cash. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction.

A request for clearance must be submitted to the Company’s Compliance Officer no less than two full business days before the proposed transaction, in a form substantially similar to Schedule B attached hereto. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company, and should describe fully those circumstances to the Compliance Officer. Clearance of a transaction is valid only for a period of up to three business days. If the transaction order is not placed within that time period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

Exhibit 19.1

BLACKOUT PERIOD

As a general rule, a person whose trades are subject to this Addendum will not be permitted to trade in the Company’s securities:

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during the periods commencing on the first day immediately after the conclusion of any fiscal quarter (i.e., February 1, May 1, August 1, and November 1) and ending on the second business day after the date of public disclosure of the Company’s earnings results for such fiscal quarter or year, as applicable; or
•
while he or she is aware that the Company expects to make a public release of material information, ending on the second business day after the date of such public disclosure.

In addition, from time to time, an event may occur that is material to the Company and is known by only a few directors or officers. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Company’s Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event- specific blackout should not disclose the existence of the blackout to any other person.

POTENTIAL PENALTIES FOR VIOLATIONS OF LAW AND THIS ADDENDUM

The seriousness of securities law violations is reflected in the penalties that it carries. A director’s resignation may be sought, or an officer or employee will be subject to possible Company disciplinary action, including possible termination of employment for cause and claims for damages. In addition, both the Company and individual directors, officers or employees may be subjected to both criminal and civil liability, which, for individuals, can include a prison sentence, criminal fines, and civil fines.

QUESTIONS

Because of the technical nature of some aspects of the federal securities laws, you should review this material carefully and contact the Company’s Compliance Officer prior to engaging in any transaction in Company securities which might be in conflict with the securities law and this Addendum.

ACKNOWLEDGEMENT

All directors, officers and other employees as specified in Schedule A subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Company’s Policy on Insider Trading and this Addendum on the Acknowledgement Form attached to this Addendum.

Exhibit 19.1

SCHEDULE A

PERSONS SUBJECT TO POLICY ON INSIDER TRADING ADDENDUM

Directors

Chief Executive Officer Presidents

Chief Financial Officer Executive Vice Presidents Senior Vice Presidents Chief Operating Officer Vice Presidents

General Managers Managers/Supervisors Secretary

Treasurer Controller

Exhibit 19.1

SCHEDULE B

FORM OF REQUEST FOR PRE-CLEARANCE OF PROPOSED TRANSACTION INVOLVING COMPANY SECURITIES

To:	Compliance Officer Lakeland Industries, Inc. 1525 Perimeter Parkway, Suite 325 Huntsville AL 35806 (256) 350-3873
From:	Date:

(name and contact information)

The undersigned hereby requests a pre-clearance to buy/sell up to shares of common stock of Lakeland Industries, Inc. in the open market beginning on or about , 20 . If the anticipated transaction has not occurred within up to three business days of the foregoing date, I will contact you regarding any continuing effectiveness of an approved waiver. I understand that any approval will not extend past the blackout period commencing on the first day immediately after the conclusion of any fiscal quarter, if applicable.

I hereby certify that, to the best of my knowledge and belief, I am not currently in possession of any material non-public information relating to the Company, as described in the Company’s Policy on Insider Trading, and that I am not currently aware that the Company expects to make a public release of material information in the near future. (Add any relevant information, including family relationship if a member of the immediate family of a director, officer, employee or consultant.)

You may contact me at the address set forth above or at

Upon execution of the described transaction, I will promptly report to you the number of securities involved and the purchase or sales price, as applicable, and, if required, I will make the appropriate filings with the SEC on or before the required due date.

(signature)
Transaction:
Approved	By:
Denied	Date:

Exhibit 19.1

INSIDER TRADING ACKNOWLEDGEMENT

I have read the Policy on Insider Trading and Addendum to the Policy on Insider Trading (the “Policies”) of Lakeland Industries, Inc. and I hereby certify that I understand and intend to comply with the Policies.

Name: Signature: Date: